Exhibit 5.1

WILLKIE FARR & GALLAGHER LLP	787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

April 27, 2005

Ventas, Inc.
10350 Ormsby Park Place
Suite 300
Louisville, Kentucky 40223

Ladies and Gentlemen:

        We have acted as counsel to Ventas, Inc. ("Ventas"), a Delaware corporation, in connection with the preparation of a Registration Statement on Form S-4 of Ventas (as amended, the "Registration Statement") relating to the proposed distribution of shares of its common stock, par value $.25 per share ("Ventas Common Stock"), to be issuable as a result of the merger (the "Merger") of Provident Senior Living Trust, a Maryland real estate investment trust ("Provident"), with and into VTRP Merger Sub, LLC, a Delaware limited liability company ("Merger Sub").

        We have examined copies of: (i) the Certificate of Incorporation of Ventas, as amended, and the Third Amended and Restated Bylaws of Ventas; (ii) the resolutions and related minutes of Ventas's Board of Directors approving the Merger Agreement (as defined below) and the transactions contemplated thereby, including the issuance of the Ventas Common Stock and approving the preparation and filing of the Registration Statement; (iii) the Agreement and Plan of Merger, dated as of April 12, 2005 (the "Merger Agreement"), by and among Ventas, Merger Sub and Provident and the other related transaction documents; and (iv) the Registration Statement and the Proxy Statement/Prospectus included therein (the "Proxy Statement/Prospectus"). We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

        In our examination, we have assumed the genuineness of all signatures, the capacity of each party (excluding Ventas or Merger Sub) executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of Ventas and public officials.

        Based on the foregoing, we are of the opinion that:

  1.
  Ventas is validly existing as a corporation in good standing under the laws of the State of Delaware.

  2.
  The shares of Ventas Common Stock issuable upon completion of the Merger, when issued in accordance with the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

        This opinion is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware.

        The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective.

        We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the Proxy Statement/Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP